Exhibit 21.1

LIST OF SUBSIDIARIES OF THE COMPANY

Name of Subsidiary	Jurisdiction of Incorporation
BlackLine Systems, Inc.	California
FourQ Systems Inc.	Connecticut
BlackLine Intermediate, Inc.	Delaware
BlackLine CV, LLC	Delaware
BlackLine Coop, LLC	Delaware
Runbook Company, Inc.	Delaware
FourQ Systems Inc.	Delaware
FourQ Systems International LLC	Delaware
BlackLine Systems Pty Ltd.	Australia
BlackLine Systems, Ltd.	Canada
BlackLine Systems S.a.r.l.	France
BlackLine Systems Germany GmbH	Germany
BlackLine Systems Development & Services Private Limited	India
BlackLine K.K.	Japan
BlackLine Modern Accounting Solutions, S. de RL de CV	Mexico
BlackLine C.V.	Netherlands
BlackLine Coöperatief U.A.	Netherlands
Runbook Company BV	Netherlands
Runbook IP BV	Netherlands
BlackLine International BV	Netherlands
FourQ Systems Netherlands B.V.	Netherlands
BlackLine Sp. z.o.o.	Poland
BlackLine Systems SRL	Romania
BlackLine Systems Pte. Ltd.	Singapore
BlackLine Systems Limited	United Kingdom
Rimilia Europe Ltd.	United Kingdom
Rimilia Holdings Ltd.	United Kingdom